FOR IMMEDIATE RELEASE

Contacts:

Investors                                                    Media
Thomas M. Foster                                             Clayton D. Allen
(602) 234-8139                                               (602) 234-8129

       PHELPS DODGE COMPLETES ACQUISITION OF CYPRUS AMAX MINERALS COMPANY
    ------------------------------------------------------------------------


      PHOENIX, Ariz., December 2, 1999 - Phelps Dodge Corporation (NYSE: PD) announced that it has acquired all remaining outstanding shares of Cyprus Amax Minerals Company (NYSE: CYM) following a special meeting today in Phoenix for Cyprus Amax shareholders.

      Prior to the shareholder meeting, 89.5 percent of outstanding shares of Cyprus Amax stock had been tendered to Phelps Dodge through an exchange offer that was completed in mid October. Based on the merger agreement between the two companies, Cyprus Amax merged with a Phelps Dodge subsidiary and each remaining outstanding Cyprus Amax common share was converted into the right to receive
0.3500 Phelps Dodge common shares and cash in lieu of any fractional Phelps Dodge shares.

      With Phelps Dodge's acquisition of all remaining shares, Cyprus Amax will cease trading on the New York Stock Exchange effective at the market's closing today. The combined company will retain the Phelps Dodge Corporation name and will continue to be traded on the exchange under the "PD" symbol. For the time being, all individual operations and business units will continue operating under their current names.

      Phelps Dodge Corporation is the world's second largest producer of copper. The company also is ranked among the world's largest producers of carbon black and magnet wire, and has operations and investments in mines and manufacturing facilities in 28 countries. Phelps Dodge employs 17,500 people worldwide.

                                      # # #